UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2015

Forward Industries, Inc.
(Exact name of registrant as specified in its charter)

New York	000-6669	13-1950672
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

477 Rosemary Ave. Ste. 219 West Palm Beach, FL		33401
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (561) 465-0030

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of former Chief Executive Officer, Robert Garrett, Jr.

On January 21, 2015, Forward Industries, Inc. (“Forward” or the “Company”) announced that Robert Garrett, Jr. voluntarily resigned from his position as Chief Executive Officer of the Company, effective January 15, 2015. In connection with that announcement, the Company entered into an agreement with Mr. Garrett (the “Agreement”), pursuant to which Mr. Garrett agreed to waive all payments under his Employment Agreement, dated as of March 1, 2012, and all future claims against the Company. Under the Agreement, for six months following his termination of active employment, Mr. Garrett will receive his regular monthly base salary and will remain eligible to participate in medical and dental plans similar to his current coverage level for a period of twelve months. Mr. Garrett will also receive a cash lump sum amount of $7,852.44 in lieu of shares of restricted stock of the Company that would otherwise vest on November 8, 2015. In addition, Mr. Garrett will retain certain other ancillary benefits for limited periods. The Agreement includes customary confidentiality, non-solicitation, non-competition, non-disparagement and release provisions.

The preceding description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Appointment of Interim Chief Executive Officer, Michael Luetkemeyer

Effective January 20, 2015, the Board of Directors (the “Board”) of the Company appointed Michael Luetkemeyer, 65, as its interim Chief Executive Officer (“Interim CEO”). Prior to joining the Company, Mr. Luetkemeyer served as an independent consultant working in the areas of strategic planning, financial management and infrastructure development. Mr. Luetkemeyer previously served as the Chief Financial Officer of TranS1, Inc., a NASDAQ-listed medical device company, from April 2007 through March 2010. Prior to serving as CFO of TranS1, Mr. Luetkemeyer served as Senior Vice President and CFO of Micromuse, Inc., a NASDAQ-listed provider of network management software, from October 2001 to May 2006. He also served as a member of Micromuse’s board of directors from January 2003 through February 2005, and as its interim CEO during 2003.

In connection with its solicitation of proxies for the Annual Meeting of Shareholders of the Company, held on December 30, 2014, Terence Bernard Wise proposed that if his five director nominees were elected to the Board, he would seek to appoint Mr. Luetkemeyer as the Company’s Interim CEO. There are no family relationships between Mr. Luetkemeyer and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. There are no transactions or any currently proposed transaction (other than Mr. Luetkemeyer’s compensation) in which the Company was or is to be a party and the amount involved exceeds $120,000, and in which Mr. Luetkemeyer had or will have a direct or indirect material interest.

On January 21, 2015, the Company issued a press release announcing the appointment of Mr. Luetkemeyer to the position of Interim CEO and Terence Bernard Wise to the position of Chairman.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

Exhibit 10.1	Agreement, dated January 20, 2015, between Forward Industries Inc. and Robert Garrett, Jr.

Exhibit 99.1	Press Release, dated January 21, 2015.

Forward Looking Statements

This Current Report on Form 8-K contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect the Company’s current expectations and projections about its future results, performance, prospects and opportunities.  The Company has tried to identify these forward-looking statements by using words such as “may,” “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions.  These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.  No assurance can be given that the actual results will be consistent with the forward-looking statements.  Investors should read carefully the factors described in the “Risk Factors” section of the Company’s filings with the SEC, including the Company’s Form 10-K for the year ended September 30, 2014 for information regarding risk factors that could affect the Company’s results.  Except as otherwise required by Federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORWARD INDUSTRIES, INC.

Dated: January 21, 2015	By:	/s/ Michael Luetkemeyer
		Name:	Michael Luetkemeyer
		Title:	Chief Executive Officer